Exhibit 21                                 List of Subsidiaries


Name of Subsidiary                               Jurisdiction of Incorporation

Bando McGlocklin Small Business
 Lending Corporation                             Wisconsin

Lee Middleton Original Dolls, Inc.(1)            Wisconsin

Middleton (H.K.) Limited(2)                      Hong Kong

License Products, Inc.(2)                        Wisconsin


(1) The registrant owns 100% of the non-voting stock and 99% of the equity stock.

(2)  Lee Middleton Original Dolls, Inc. owns 51% of the common stock.